Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-214848 and 333-279396) and Form S-8 (No. 333-265639) of SmartStop Self Storage REIT, Inc. of our report dated March 12, 2025, relating to the consolidated financial statements and schedule, which appears in this Annual Report on Form 10-K.

/s/ BDO USA, P.C.

Costa Mesa, California

March 12, 2025